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                                                                    EXHIBIT 99.6


                    [Letterhead of Covington Associates LLC]

IT IS UNDERSTOOD THAT THIS LETTER IS FOR THE INFORMATION OF THE BOARD OF DIRECTORS OF OACIS HEALTHCARE HOLDINGS CORP. ONLY AND MAY NOT BE USED FOR ANY OTHER PURPOSE, REPRODUCED, SUMMARIZED, DESCRIBED OR REFERRED TO OR GIVEN TO ANY PERSON WITHOUT OUR PRIOR WRITTEN CONSENT, EXCEPT FOR THE REPRODUCTION, SUMMARY AND DESCRIPTION OF OR REFERENCE TO THIS LETTER IN ANY FILING WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT OR AS MAY OTHERWISE BE REQUIRED BY LAW OR BY A COURT OF COMPETENT JURISDICTION. THIS LETTER MAY NOT BE RELIED UPON BY ANY OTHER PARTY.

WE HAVE ASSUMED AND RELIED UPON WITHOUT INDEPENDENT VERIFICATION THE ACCURACY AND COMPLETENESS OF THE INFORMATION PROVIDED TO US BY OACIS HEALTHCARE HOLDINGS CORP. AND REVIEWED BY US FOR THE PURPOSE OF THIS OPINION.


February 20, 1999

Board of Directors
Oacis Healthcare Holdings Corp.
1101 Fifth Avenue, Suite 200
San Rafael, CA 94901


Gentlemen:

Oacis Healthcare Holdings Corp. ("Oacis" or the "Company"), and Science Applications International Corporation ("SAIC") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which SAIC intends to acquire all of the issued and outstanding capital stock of Oacis in consideration for $4.45 in cash (the "Transaction Consideration") for each Oacis common share (the "Oacis Common Stock") by tender offer and/or merger (the "Transaction"). The terms and conditions of the Transaction are set forth in more detail in the Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Agreement.

You have asked us whether, in our opinion, the Transaction Consideration is fair from a financial point of view to the shareholders of Oacis.

In arriving at the opinion set forth below, we have among other things:

1. Reviewed certain business and financial information relating to Oacis that we have deemed relevant;.


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2.  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Oacis furnished to us by Oacis;

3. Conducted discussions with members of senior management of Oacis concerning the matters described in clauses 1 and 2 above;

4. Reviewed the market prices and valuation multiples for Oacis common stock and compared them from a financial point of view with those of certain publicly traded and privately held companies that we deemed to be relevant;

5. Reviewed the results of operations of Oacis and compared them with those of certain publicly traded companies that we deemed to be relevant;

6. Compared the financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

7.  Performed certain discounted cash flow analyses;

8. Reviewed other alternatives to the Transaction that we deemed to be relevant;

9.  Reviewed the draft of the Agreement dated January 28, 1999;

10. Reviewed such other financial studies and analyses and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions; and

11. Reviewed publicly available information concerning Oacis which we believe to be relevant to our inquiry (including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-Q, press releases, etc. of Oacis).

In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Oacis. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Oacis. With respect to the financial forecast information furnished to or discussed with us by Oacis, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Oacis' management as to the expected future financial performance of Oacis. We assume no responsibility to revise or update our opinion if there is a change in the financial condition or prospects of Oacis from that disclosed or projected in the information we reviewed or in general economic or market conditions. We have assumed that the Merger will be consummated on the terms set forth in the Agreement without waiver or amendment of any of the terms or conditions thereof. We have not considered the tax effects to the shareholders of the Company.

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Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as financial advisor to Oacis in connection with the Merger, pursuant to a limited engagement letter dated July 24, 1998, and will receive a success fee from Oacis for our services, which success fee is based upon the successful consummation of the Merger. In addition, Oacis has agreed to indemnify us for certain liabilities arising out of our engagement.

This opinion does not constitute a recommendation to any shareholder of the Company as to whether any such shareholder should tender his shares to SAIC or to otherwise vote in favor of the Transaction. This opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the Board of Directors as alternatives to the Transaction. In rendering this opinion, we have not been engaged to act as a fiduciary of the Company or its shareholders.

On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Transaction Consideration is fair from a financial point of view to the shareholders of Oacis.


                                             Very truly yours,



                                             /s/ Covington Associates LLC
                                             Covington Associates LLC